UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2014

EnzymeBioSystems

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53854

Nevada	27-0464302
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

16773 W Park Drive, Chagrin Falls, Ohio	44023
(Address of principal executive offices)	(Zip Code)

(440) 708-0012

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALE OF EQUITY SECURITIES.

On June 9, 2014, EnzymeBiosSystems (“the Company” or the Registrant”) closed its Regulation S Offering, whereby, the Company sold 12,783,587 shares of unregistered restricted common stock to six foreign purchasers, at a price of $0.0766 per share. The total amount the Company received from this Offering was $980,000.

We completed this Offering pursuant an exemption from registration provided by Regulation S promulgated under the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in distribution of this offering in the United States. None of the securities were sold through an underwriter, and accordingly, there were no underwriting discounts or commissions involved. The shares were sold to acquaintances and friends of the officers and directors of the Company, and none of the purchasers are, to the knowledge of the Company, in the business of underwriting securities. The shares were purchased for investment purposes and not for resale. Appropriate legends were affixed to the stock certificates issued to each purchaser in accordance with Regulation S.

ITEM 8.01 - OTHER EVENTS

Cancellation of Shares

Berkeley Clinic, LC, an Arizona Limited Liability Company has agreed to cancel 11,000,000 of their common shares. Berkeley Clinic is a long-standing shareholder of EnzymeBioSysems. Following the cancellation of these shares, Berkeley Clinic will own 3,000,000 common shares. Berkeley Clinic also own 5,000,000 Preferred Voting Shares of EnzymeBioSystems, that carry a voting weight equal to ten (10) common shares. These shares were acquired when Berkeley Clinic sold their intellectual rights it owned to EnzymeBioSystems on May 2, 2014. (See Form 8-K, filed on May 6, 2014.)

Berkeley Clinic does not have any disagreements with the Company on any matter relating to its operations, policies or practices. Berkeley Clinic believes that by cancelling these shares it adds value to the remaining issued and outstanding shares.

On June 9, 2014, after the new RegS shares were issued, Berkeley Clinic returned to the Company 11,000,000 shares of its common stock, $0.001 par value per share, for cancellation. Following the cancellation of these shares, the Company will have 33,283,587 common shares issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EnzymeBioSystems Registrant

Date: June 12, 2014	/s/ Anushavan Yeranosyan
Name: Anushavan Yeranosyan Title: Secretary and Director